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                                                                 Exhibit (10.11)

                               BADGER METER, INC.
                                  AMENDMENT TO
                           DEFERRED COMPENSATION PLAN

This amendment to the Badger Meter, Inc. Deferred Compensation Plan for Certain Directors (the "Plan") is made as of the first day of May, 2000. The purpose of the amendment is to provide to the participants an option to defer director fees in the form of stock units instead of cash.

     o  The following paragraph is hereby added to the Plan:

        PARAGRAPH 3A. -- CASH OR STOCK UNIT DEFERRALS

                 A Director may elect to defer fees to which he or she may become entitled after the date of election in two ways:

                 Cash Subaccount. If a Participant elects to defer fees into a Cash Subaccount, the Cash Subaccount is credited with the dollar amount of such fees on the date they would otherwise be payable. Amounts credited to the Cash Subaccount are credited with interest as stated in Paragraph 4 of the Plan.

                  Stock Subaccount. If a Participant elects to defer fees into a Stock Subaccount, the Stock Subaccount is credited with a number of units equivalent to the dollar amount of such fees on the date they would otherwise be payable. Such units will be computed by dividing the deferred fees by the fair market value of the Company's Common Stock. Fair market value is the closing price of the Common Stock on the American Stock Exchange on the last trading day of the quarter preceding the date that the fees would have been paid if no deferral had been made. Amounts credited to the Stock Subaccount are credited with dividends as stated in Paragraph 4a of this document.

     o   The first part of Paragraph 4 is hereby amended to read as follows:
         "The Cash Subaccount of each Participant shall be credited with interest annually, ..."



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THE FOLLOWING PARAGRAPH IS HEREBY ADDED TO THE PLAN:

         PARAGRAPH 4A. -- DIVIDENDS

         The Stock Subaccount of each Participant shall be credited with dividends quarterly, on the last day of each calendar quarter, until the full payment to the participant under paragraph 6 hereof. Such dividends shall be computed by multiplying the number of units in the Participant's stock subaccount on each dividend record date, by the amount of each dividend, to determine the dividend amount. The dividend amount will then be divided by the closing stock price on the dividend record date to determine the number of stock units to be added to the stock subaccount. For example, if a participant has five hundred (500) units in a stock subaccount on the record date of a twenty cent ($.20) dividend declaration, the dividend amount would be one hundred dollars ($100). If the closing price of the stock was $50 on that date, two (2) units would be added to the Participant's stock subaccount.

     o Paragraph 5a is hereby amended to replace the word "interest" with the phrase "interest and dividends".

     o   The following paragraphs are hereby added to the Plan:

         PARAGRAPH 5C. -- STOCK SUBACCOUNT VALUATION

         Upon distribution of any portion or all of a Participant's stock subaccount, the value of the account will be computed by multiplying the number of units in the account on the date of distribution by the closing price of the Company's Common Stock on the last day of the month prior to the distribution.

         PARAGRAPH 5D. -- CONVERSION OF STOCK SUBACCOUNT TO CASH SUBACCOUNT

         Upon retirement, a Participant who has a stock subaccount, may elect to convert the stock subaccount balance into a cash subaccount balance. The conversion will be made by multiplying the number of units in the account on the date of conversion by the closing price of the Company's Common Stock on the last day of the month prior to the conversion. After conversion, the new cash subaccount would function in the same manner as all other cash subaccounts.



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